Exhibit (k)(iv)

OCTAGON XAI CLO INCOME FUND

DISTRIBUTION AND SERVICE PLAN

Class A Shares

Dated: [  ], 2024

WHEREAS, Octagon XAI CLO Income Fund (the “Fund”) engages in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund intends to rely on an exemptive order from the Securities and Exchange Commission permitting the Fund to issue multiple classes of shares and to impose asset-based distribution fees and early withdrawal charges so long as the Fund complies with the provisions of Rule 12b-1 under the 1940 Act, as amended from time to time, as if that rules applied to closed-end management investment companies;

WHEREAS, the Fund has adopted a multiple class plan in accordance with Rule 18f-3 under the 1940 Act, to permit the issuance of common shares of beneficial interest (“Shares”) in different classes;

WHEREAS, the Fund is authorized to issue separate classes of shares, including a class designated Class A (“Class A Shares”);

WHEREAS, the Board of Trustees of the Fund (the “Trustees”) has determined that there is a reasonable likelihood that adoption of this Distribution and Service Plan (the “Plan”) will benefit the Fund and its shareholders;

WHEREAS, the Trustees have adopted the Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the Fund;

WHEREAS, the Fund and Paralel Distributors, LLC (the “Distributor”) have entered into a separate Distribution Agreement pursuant to which the Fund has employed the Distributor in such capacity during the continuous offering of shares of the Fund.

NOW, THEREFORE, the Fund hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions. The Plan is applicable solely to Class A Shares of the Fund.

1.         The Fund will pay to the Distributor a fee (the “Distribution and/or Servicing Fee”) for services rendered and expenses borne by the Distributor in connection with the distribution of Class A Shares of the Fund (“Distribution Services”) and/or personal services rendered to Class A Shareholders of the Fund and/or maintenance of Class A Shareholder accounts (“Shareholder Services”). The Distribution and/or Servicing Fee shall be paid at an annual rate with respect to the Fund not to exceed 0.85% of the Fund’s average daily net assets attributable to its Class A Shares, provided that such portion of the Distribution and/or Servicing Fee attributable to Shareholder Services may not exceed the maximum amount, if any, as may from time to time be permitted for such services under FINRA Rule 2341 or any successor rule, in each case as amended or interpreted by FINRA or its staff, which is 0.25% as of the date of this Plan. The Distribution and/or Servicing Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine.

2.         In consideration of the Distribution and/or Servicing Fee, the Distributor shall provide in respect of Class A Shares (either directly or by procuring through other entities, including various financial services firms such as broker-dealers and registered investment advisors (“Service Organizations”)) Distribution Services and Shareholder Services. Distribution Services include some or all of the following services and facilities in connection with direct purchases by shareholders or in connection with products, programs or accounts offered by such Service Organizations: (i) facilities for placing orders directly for the purchase of a Fund’s shares; (ii) advertising with respect to a Fund’s Class A Shares; (iii) providing information about the Fund; (iv) providing facilities to answer questions from prospective investors about the Fund; (v) receiving and answering correspondence, including requests for prospectuses and statements of additional information; (vi) preparing, printing and delivering prospectuses and shareholder reports to prospective shareholders; (vii) assisting investors in applying to purchase Class A Shares and selecting dividend and other account options. Shareholder Services may include, but are not limited to the following functions: (i) receiving, aggregating and processing shareholder orders; (ii) furnishing shareholder sub-accounting; (iii) providing and maintaining elective shareholder services such as check writing and wire transfer services; (iv) providing and maintaining pre-authorized investment plans; (v) communicating periodically with shareholders; (vi) acting as the sole shareholder of record and nominee for shareholders; (vii) maintaining accounting records for shareholders; (viii) answering questions and handling correspondence from shareholders about their accounts; (ix) issuing confirmations for transactions by shareholders; (x) performing similar account administrative services; and (xi) and providing such other similar services as may reasonably be requested to the extent a Service Organization is permitted to do so under applicable statutes, rules, or regulations. The Distribution and/or Servicing Fee may be spent by the Distributor for the services rendered to Class A Shareholders as set forth above, but will generally not be spent by the Distributor on recordkeeping charges, accounting expenses, transfer costs or custodian fees. To the extent not so paid by the Distributor such amounts may be retained by the Distributor.

3.         The Plan shall become effective immediately upon approval by the vote of a majority of the Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan, or at such later date as specified by the Trustees, as applicable.

4.         This Plan shall continue in effect for one year from the date hereof and from year to year thereafter for so long as such continuance is specifically approved at least annually by votes of the majority of both (i) the Trustees and (ii) the Independent Trustees (as defined herein), cast in person at a meeting of the Trustees called for the purpose of voting on this Plan.

5.         The Distributor shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts so expended. This report shall include the identity of the recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request

6.         This Plan may be terminated at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Class A Shares of the Fund. In the event of any such termination or in the event of non-renewal, the Fund shall have no obligation to pay expenses which have been incurred by the Distributor pursuant to the Plan. However, this shall not preclude consideration by the Trustees of the manner in which such excess expenses shall be treated.

7.         All agreements with any person relating to the implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (i) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Independent Trustees or by vote of a majority of the outstanding related Shares of the Fund, on not more than 60 days’ written notice to any other party to the agreement; and (ii) that such agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

8.         This Plan may be amended by the vote of a majority of the Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the approval of such amendment to the Plan; provided, however, that the Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without the approval of a majority of the outstanding Class A Shares of the Fund.

9.         While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Fund shall be committed to the discretion of the Trustees who are not interested persons (as defined in the 1940 Act..

10.       As used in this Plan, (a) the term “Independent Trustees” shall mean those Trustees who are not interested persons, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC.

11.       The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.

12.       This Plan has been adopted in accordance with Rule 12b-1 under the 1940 Act and is designed to comply with all applicable requirements imposed under such Rule as if they apply to closed-end management investment companies. Where the effect of a requirement of the 1940 Act reflected in any provision of this Plan is revised by rule, interpretation, or order of the SEC, such provisions shall be deemed to incorporate the effect of such rule, interpretation, or order.

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